						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Apr 1,		Dec 31,		Apr 2,
	2023		2022		2022
Operating income, as reported		$114,283		$57,341		$66,310
Restructuring and impairment charges	+	—	+	—	+	2,021
Adjusted operating income		114,283		57,341		68,331
	x	2	x	4	x	2

Adjusted annualized operating income		$228,566		$229,364		$136,662
Adjusted effective tax rate	x	15%	x	16%	x	14%
Tax impact		$34,285		$36,698		$19,133
Adjusted operating income (tax-effected)		$194,281		$192,666		$117,529

Average invested capital		$1,406,359		$1,392,002		$1,151,775

ROIC		13.8%		13.8%		10.2%
WACC		9.0%		9.0%		9.3%
Economic Return		4.8%		4.8%		0.9%

	April 1,	December 31,	October 1,	July 2,	April 2,	January 1,	October 2,
	2023	2022	2022	2022	2022	2022	2021
Equity	$1,182,382	$1,150,259	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	294,011	329,076	273,971	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	8,358	8,878	7,948	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	188,730	187,272	187,776	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	31,257	32,149	33,628	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(269,664)	(247,880)	(274,805)	(276,608)	(307,964)	(217,067)	(270,172)
	$1,435,074	$1,459,754	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.